EXHIBIT 99.1

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS THIRD QUARTER EARNINGS

NAPLES, FLORIDA (October 24, 2006) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that its earnings per share (diluted) and net income for the third quarter ended September 30, 2006 were $0.31 and $74.4 million, respectively, compared to $0.35 and $87.8 million, respectively, in the same quarter a year ago. Relative to the same quarter a year ago, HMA’s results for the third quarter ended September 30, 2006 include approximately $0.01 diluted earnings per share of additional expense related to an increase in stock-based compensation, and approximately $0.03 per diluted share of additional interest and other debt related expenses due to the refinancing of HMA’s 2022 convertible notes, the successful implementation of a modification of HMA’s 2023 convertible notes, and borrowings at higher interest rates under HMA’s line of credit. Total revenue for the third quarter ended September 30, 2006 was $994.1 million compared to $902.7 million for the same quarter a year ago. Total revenue for the year ago quarter included approximately $15.3 million, or $0.04 per diluted share, related to gains on insurance recoveries from Hurricane Charley’s August 2004 impact on HMA’s Charlotte Regional Medical Center located in Punta Gorda, Florida.

HMA’s 2006 quarterly results include approximately $3.1 million of net income from business interruption insurance proceeds related to Hurricane Katrina’s impact on HMA’s Biloxi Regional Medical Center, located in Biloxi, Mississippi. HMA’s quarterly results also include approximately $11.0 million of net income related to a $12.7 million after-tax gain on the sale of two psychiatric facilities during the third quarter, partially offset by after-tax losses of $1.7 million related to five hospitals classified as assets held for sale. Adjusting the results of continuing operations in the prior year’s quarter ended September 30, 2005 for the $0.04 gain from insurance recoveries, and adjusting 2006’s third quarter results from continuing operations for the $0.01 additional expense related to stock-based compensation and the $0.03 of additional interest and debt related costs, adjusted earnings per share (diluted) from continuing operations for the third quarter ended September 30, 2006 was $0.30 compared to $0.31 in the prior’s year quarter. Adjusted earnings per share (diluted) is not a GAAP measure, and a table which reconciles adjusted earnings per share (diluted) to earnings per share (diluted) follows the financial statements included with this press release.

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HEALTH MANAGEMENT ASSOCIATES INC. • 5811 PELICAN BAY BOULEVARD • SUITE 500 • NAPLES, FL • 34108

Health Management Associates, Inc./Page 2

Net patient service revenue from continuing operations at hospitals owned and operated by HMA for one year or more increased 4.5% during the third quarter compared to the same quarter a year ago. Same hospital admissions from continuing operations for the third quarter increased 0.6%, and same hospital adjusted admissions from continuing operations declined 0.1%, in each case compared to the same quarter a year ago. Net revenue per adjusted admission at HMA’s continuing same hospitals increased 4.6%, and hospital emergency room visits and surgeries from continuing operations each declined by 0.9% during the third quarter. HMA’s total revenue increased 10.1%, total admissions grew 5.4%, and total surgeries increased 4.0% in the third quarter, in each case as compared to the same quarter a year ago, reflecting contributions from hospitals acquired by HMA during the twelve months ended September 30, 2006.

HMA’s same hospital EBITDA margins from continuing operations for the third quarter were 20.0% compared to 20.9% in the same period a year ago. EBITDA is not a GAAP measure, and a table which reconciles EBITDA to income from operations and provides a definition of EBITDA follows the financial statements included with this press release. For the third quarter, cash flow from continuing operations was $94.9 million, which includes cash interest and cash tax payments aggregating $59.8 million.

As previously announced on September 5, 2006, HMA completed the sale of two psychiatric hospitals to Psychiatric Solutions, Inc. (Nasdaq: PSYS). The sold assets include the 80-bed SandyPines facility located in Tequesta, Florida, the 104-bed University Behavioral Center, located in Orlando, Florida, and real property related to an inpatient psychiatric facility located in Lakeland, Florida that has been closed since December 31, 2000. The after-tax gain associated with the sale of these assets was approximately $12.7 million.

During the third quarter ended September 30, 2006, the results from HMA’s Williamson Memorial Hospital, located in Williamson, West Virginia, Southwest Regional Medical Center, located in Little Rock, Arkansas, Summit Medical Center, located in Van Buren, Arkansas, SandyPines, located in Tequesta, Florida and The University Behavioral Center, located in Orlando, Florida were accounted for as assets held-for-sale and prior periods have been restated. After-tax losses from assets held-for-sale totaled $1.7 million during the third quarter.

For the nine months ended September 30, 2006, total revenue was $3,005.7 million, a 10.7% increase compared to the nine month period ended September 30, 2005. Earnings per share (diluted) and net income for the nine months were $0.98 and $239.0 million, respectively, compared with $1.10 and $274.3 million, respectively, for the same nine month period a year ago.

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Health Management Associates, Inc./Page 3

Bad debt expense from continuing operations, as a percentage of net patient service revenue, for the 2006 third quarter was 9.5% compared with 8.4% in the same period a year ago. HMA’s charity care/indigent write offs were 4.4% of gross revenue for the third quarter compared to 4.5% in the same quarter a year ago. On a continuing same hospital basis, uninsured admissions totaled approximately 7.8% of total admissions for the third quarter, a 30 basis point sequential increase when compared to the quarter ended June 30, 2006.

Days sales outstanding, or DSOs, were 74 days as of September 30, 2006, compared to 66 days as of September 30, 2005. The increase in DSOs is attributable both to a delay in processing by the Centers for Medicare and Medicaid Services, CMS, of HMA’s applications to obtain Medicare tie-in notices for several 2006 acquisitions, and to CMS claims payment hold for the last nine days of the Federal fiscal year ended September 30, 2006, as mandated under the Deficit Reduction Act of 2006.

As previously announced on July 24, 2006, HMA signed a definitive agreement with Shiloh Health Services, Inc. to sell three acute care hospitals that HMA believes no longer fit within its long term strategic plan. The acute care hospitals being sold include Summit Medical Center, located in Van Buren, Arkansas; Southwest Regional Medical Center, located in Little Rock, Arkansas; and Williamson Memorial Hospital, located in Williamson, West Virginia. This transaction is expected to be completed by December 31, 2006.

As previously announced on August 3, 2006, HMA amended the terms of the indenture governing its $575 million 1.50% Convertible Senior Subordinated Notes due 2023. Pursuant to the original indenture, HMA is required to pay interest on such notes at the rate of 1.50% per annum on the principal face amount of the notes. The indenture modification obligates HMA to make additional cash payments to the holders of such notes, referred to as non-put payments, in an amount equal to 2.875% per annum on the principal face amount of the notes. Accordingly, under the amended indenture, holders of HMA’s 1.50% Convertible Senior Subordinated Notes due 2023 will receive total annual payments of 4.375% of the principal face amount of notes outstanding. In addition, the notes will not be subject to a call provision by the Company, in whole or in part, at its option, until August 5, 2010. This modification resulted in after-tax expenses of approximately $1.8 million.

Also, as previously announced on August 3, 2006, HMA’s Board of Directors resumed a previously approved stock repurchase program to repurchase up to $250 million of HMA’s common stock. Stock repurchases under this program will be made from time to time in the open market and will continue until HMA has either repurchased $250 million of its common stock or terminates the program. As of September 30, 2006, HMA had repurchased approximately 1.2 million shares at an average price of $20.31 per share.

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Health Management Associates, Inc./Page 4

HMA’s senior management team will discuss HMA’s third quarter performance in greater detail on a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EDT, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the pending transaction to sell the 125-bed Southwest Regional Medical Center, the 103-bed Summit Medical Center, and the 76-bed Williamson Memorial Hospital, HMA will operate 57 hospitals in 14 states with approximately 8,331 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables follow)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net patient service revenue	$994,111	$887,457	$3,005,704	$2,681,834
Gains on sales of assets and insurance recoveries	—	15,250	—	34,289

Total revenue	994,111	902,707	3,005,704	2,716,123

Costs and expenses:
Salaries and benefits	404,393	355,756	1,196,502	1,042,457
Supplies	133,456	120,791	414,500	376,671
Provision for doubtful accounts	94,073	74,356	266,722	240,233
Depreciation and amortization	47,661	42,172	135,055	116,146
Rent expense	21,040	17,982	61,512	53,805
Other operating expenses	175,589	152,735	520,739	437,696
Interest, net	10,746	3,033	30,451	9,692
Refinancing and debt modification costs	2,974	—	7,602	—

Total costs and expenses	889,932	766,825	2,633,083	2,276,700

Income from continuing operations before minority interests and income taxes	104,179	135,882	372,621	439,423
Minority interests in earnings of consolidated entities	(436)	(727)	(2,170)	(2,464)

Income from continuing operations before income taxes	103,743	135,155	370,451	436,959
Provision for income taxes	(40,346)	(47,045)	(143,164)	(162,509)

Income from continuing operations	63,397	88,110	227,287	274,450
Income (loss) from discontinued operations, net of income taxes	11,039	(320)	11,667	(125)

Net income	$74,436	$87,790	$238,954	$274,325

Basic net income per share:
Continuing operations	$0.26	$0.36	$0.94	$1.12
Discontinued operations	0.05	—	0.05	—

Basic net income per share	$0.31	$0.36	$0.99	$1.12

Diluted net income per share:
Continuing operations	$0.26	$0.35	$0.93	$1.10
Discontinued operations	0.05	—	0.05	—

Diluted net income per share	$0.31	$0.35	$0.98	$1.10

Weighted average number of shares outstanding:
Basic shares outstanding	240,605	246,626	240,711	245,030
Add: Employee stock options	2,629	3,237	2,690	3,650
Convertible debt	6	6	6	6

Diluted shares outstanding	243,240	249,869	243,407	248,686

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$238,954	$274,325
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	135,055	116,146
Provision for doubtful accounts	266,722	240,233
Stock-based compensation expense	13,557	1,516
Minority interests in earnings of consolidated entities	2,170	2,464
Gains on sales of assets and insurance recoveries, net	(1,959)	(34,289)
Write-off of deferred financing costs	4,628	—
Non-deferred financing costs	2,974	—
Deferred income tax expense (benefit)	(69,890)	29,803
Changes in assets and liabilities of continuing operations, net of the effects of acquisitions:
Accounts receivable	(376,798)	(260,607)
Supplies, prepaid expenses and other assets	43,620	(32,524)
Deferred charges and other long-term assets	1,880	21,030
Accounts payable	2,223	28,652
Accrued expenses and other current liabilities	82,363	17,291
Other long-term liabilities	20,616	(6,056)
Equity compensation excess tax benefit	(40)	—
(Income) loss from discontinued operations, net of income taxes	(11,667)	125

Net cash provided by continuing operating activities	354,408	398,109

Cash flows from investing activities:
Acquisitions, net of cash acquired and purchase price of adjustments	(184,870)	(321,882)
Additions to property, plant and equipment	(254,490)	(228,351)
Proceeds from sales of assets and insurance recoveries	5,437	39,875
Proceeds from sale of discontinued operations	37,196	—
(Increase) decrease in restricted funds, net	(21,571)	46

Net cash used in investing activities	(418,298)	(510,312)

Cash flows from financing activities:
Proceeds from long-term debt	832,423	206,938
Principal payments on debt and capital lease obligations	(724,001)	(163,770)
Purchases of treasury stock	(24,624)	(61,824)
Proceeds from exercises of stock options	22,020	56,353
Payments of financing costs	(3,489)	(2,033)
Payment to collateralize a letter of credit	—	(16,000)
Cash distributions to minority interests	(1,896)	(667)
Payments of cash dividends	(43,337)	(28,693)
Equity compensation excess tax benefit	40	—

Net cash provided by (used in) financing activities	57,136	(9,696)

Net decrease in cash and cash equivalents before discontinued operations	(6,754)	(121,899)
Net (decrease) increase in cash and cash equivalents from discontinued operations
Operating activities	(5,673)	9,725
Investing activities	(1,509)	(1,693)
Financing activities	(77)	(1)

Net decrease in cash and cash equivalents	(14,013)	(113,868)
Cash and cash equivalents at beginning of period	69,909	192,443

Cash and cash equivalents at end of period	$55,896	$78,575

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

		September 30,		December 31,
		2006		2005
Assets
Current Assets:
Cash and cash equivalents		$55,896		$69,909
Accounts receivable, net		815,101		704,159
Other current assets		195,517		194,706
Assets of discontinued operations		60,060		79,198
Property, plant and equipment, net		2,342,193		2,043,080
Restricted funds		60,428		45,700
Other assets		986,959		958,327

		$4,516,154		$4,095,079

Liabilities and Stockholders’ Equity
Current liabilities		$447,195		$945,441
Deferred income taxes		112,900		131,112
Other long-term liabilities and minority interests		166,911		132,282
Long-term debt		1,292,027		611,196
Stockholders’ equity		2,497,121		2,275,048

		$4,516,154		$4,095,079

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Same Hospitals*
Occupancy	43.2%	43.1%	46.6%	47.5%
Patient Days	307,663	305,534	905,027	915,366
Admissions	73,189	72,740	210,331	213,156
Adjusted Admissions	123,410	123,565	349,727	352,943
Average length of stay	4.2	4.2	4.3	4.3
Total surgeries	65,970	66,546	188,674	186,802
Outpatient Revenue percentage	47.4%	50.4%	48.8%	48.5%
Inpatient Revenue percentage	52.6%	49.6%	51.2%	51.5%

Total Hospitals*
Occupancy	42.2%	43.1%	45.4%	46.5%
Patient Days	322,423	305,534	1,014,514	974,753
Admissions	76,650	72,740	236,878	226,895
Adjusted Admissions	130,368	123,565	396,148	375,859
Average length of stay	4.2	4.2	4.3	4.3
Total surgeries	69,203	66,546	211,277	199,347
Outpatient Revenue percentage	49.0%	50.4%	50.0%	48.8%
Inpatient Revenue percentage	51.0%	49.6%	50.0%	51.2%

* Continuing Operations

HEALTH MANAGEMENT ASSOCIATES, INC.

ADJUSTED EARNINGS PER SHARE (Diluted)

CONTINUING OPERATIONS

(unaudited)

	Three Months Ended September 30,
	2006	2005
Diluted earnings per share	$0.26	$0.35
Stock based compensation	0.01	—
Interest expense	0.02	—
Refinancing and debt modification costs	0.01	—
Gains on sales of assets and insurance recoveries	—	(0.04)

Adjusted earnings per share (diluted)	$0.30	$0.31

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006(a)	2005(a)(b)	2006(a)	2005(a)(b)
Total revenue	$994,111	$902,707	$3,005,704	$2,716,123
Less acquisitions, corporate and other	68,751	17,260	391,004	221,411

Same hospital net patient service revenue	$925,360	$885,447	$2,614,700	$2,494,712

Income from continuing operations before income taxes	$103,743	$135,155	$370,451	$436,959

Add:
Interest, net	10,746	3,033	30,451	9,692
Depreciation and amortization	47,661	42,172	135,055	116,146
Refinancing and debt modification costs	2,974	—	7,602	—

EBITDA (c)	165,124	180,360	543,559	562,797

Adjustment for acquisitions, corporate and other	(19,619)	(4,325)	(17,184)	(32,202)

Same hospital EBITDA	$184,743	$184,685	$560,743	$594,999

Same hospital EBITDA margins =
Same hospital EBITDA / same hospital net patient service revenue (c)	20.0%	20.9%	21.4%	23.9%

(a)	Continuing operations.

(b)	Includes $15.3 million and $34.3 million of revenue from gains on sales of assets and insurance recoveries for the three and nine month periods, respectively. These items are not included in the same hospital figures.

(c)	EBITDA is defined as earnings, before interest, refinancing and debt modification costs, taxes, depreciation and amortization. EBITDA margin is defined as EBITDA divided by total revenue. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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